April 11, 2006

VIA EDGAR AND FAX
-----------------

Mellissa Duru
Division of Corporate Finance
United States Securities and Exchange Commission
Mail Stop 7010
450 Fifth Street, N.W.
Washington, D.C.  20549-7010

         RE:      DARLING INTERNATIONAL INC.
                  REGISTRATION STATEMENT ON FORM S-4
                  FILED FEBRUARY 2, 2006
                  REGISTRATION NO. 333-131484


Dear Ms. Duru:

           Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, Darling International Inc., a Delaware corporation, hereby requests that the effective date of the above-referenced Registration Statement, as amended, be accelerated so that such Registration Statement will become effective at 5:00 p.m., Eastern Time, on April 13, 2006, or as soon thereafter as practicable.

           Please contact R.B. Ramsey at (214) 746-7813 or Mary R. Korby at
(214) 746-7864 if you have any questions regarding this request.

                                           DARLING INTERNATIONAL INC.



                                           By: /s/ Joseph R. Weaver, Jr.
                                               ---------------------------------
                                               Joseph R. Weaver, Jr.
                                               General Counsel and
                                               Secretary